Exhibit 99.1
For Immediate Release

UPS RELEASES 4Q 2020 EARNINGS

•Consolidated Revenue Increased 21.0% to $24.9B; Growth Across All Segments
•Consolidated Operating Profit Up 1.6% to $2.2B, Up 26.0% on an Adjusted* Basis
•Diluted EPS of ($3.75); Adjusted Diluted EPS of $2.66, Up 26.1%
•For the Year, Reported Highest Revenue and Adjusted Diluted Earnings Per Share in Company History

ATLANTA – February 2, 2021 – UPS (NYSE:UPS) today announced fourth-quarter 2020 consolidated revenue of $24.9 billion, a 21.0% increase over the fourth quarter of 2019. Consolidated average daily volume increased 10.6% year over year. Operating profit was $2.2 billion, up 1.6% compared to last year’s fourth quarter, or 26.0% on an adjusted basis. Net loss was $3.3 billion for the quarter; adjusted net income was $2.3 billion or 26.4% above the same period last year.

In the fourth quarter, diluted loss per share was $3.75, compared to a diluted loss per share of $0.12 in the fourth quarter of 2019. Adjusted diluted earnings per share (EPS) increased 26.1% to $2.66, compared to $2.11 from the same period last year.

For the fourth-quarter of 2020, GAAP results include a total charge of $5.6 billion, or $6.38 per diluted share, comprised of a non-cash, after-tax mark-to-market (MTM) pension charge of $4.9 billion, an after-tax transformation charge of $114 million and an after-tax impairment charge of $545 million associated with the Company’s decision to sell UPS Freight. The Company’s fourth-quarter 2019 GAAP results included a total charge of $1.9 billion, or $2.23 per diluted share, comprised of a non-cash, after-tax MTM pension charge of $1.8 billion, an after-tax transformation charge of $39 million and a U.S. Domestic after-tax legal reserve charge of $91 million.

“Our financial performance in the fourth quarter exceeded our expectations, and I thank all UPSers for their extraordinary efforts to deliver industry-leading service through the holidays.” said Carol Tomé, UPS chief executive officer. “I’d also like to thank our customers who worked with us during this challenging year. As we look past 2020 into the new year, we are optimistic. During the fourth quarter, we began transporting COVID-19 vaccines and we stand ready to deliver hope and health to people around the world.”

U.S. Domestic Segment

	4Q 2020	Adjusted 4Q 2020	4Q 2019	Adjusted 4Q 2019
Revenue	$15,744 M		$13,408 M
Operating profit	$1,247 M	$1,379 M	$1,074 M	$1,207 M

•Revenue increased 17.4%, led by growth from small and medium-sized businesses.
•Revenue per piece increased 7.8%, driven by Ground residential.
•Operating margin was 7.9%; adjusted operating margin was 8.8%.

* “Adjusted” amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

International Segment

	4Q 2020	Adjusted 4Q 2020	4Q 2019	Adjusted 4Q 2019
Revenue	$4,770 M		$3,762 M
Operating profit	$1,148 M	$1,160 M	$799 M	$809 M

•Average daily volume grew 21.9%, with export growth from all regions.
•Revenue increased 26.8%, led by Asia and Europe.
•Operating margin was 24.1%; adjusted operating margin was 24.3%.

Supply Chain and Freight Segment

	4Q 2020	Adjusted 4Q 2020	4Q 2019	Adjusted 4Q 2019
Revenue	$4,382 M		$3,398 M
Operating profit/(loss)	-$228 M	$331 M	$260 M	$262 M

•Revenue increased 29.0%, with strong market demand in nearly all businesses including freight forwarding out of Asia and UPS Healthcare.
•Operating margin was -5.2%; adjusted operating margin was 7.6%.

Full-Year 2020 Consolidated Results

•Revenue increased 14.2% to $84.6 billion.
•Operating profit was $7.8 billion; adjusted operating profit was $8.7 billion, up 7.0%.
•Diluted EPS totaled $1.64; adjusted diluted EPS was $8.23.
•Capital expenditures were $5.4 billion, or on an adjusted basis $5.6 billion.
•Annual free cash flow was $5.1 billion, including $3.1 billion in pension contributions.
•Dividends paid were $3.6 billion, a per-share increase of 5.2% over the prior year.

Outlook

Given continued economic uncertainty due to the global pandemic, the Company is not providing revenue or diluted earnings per share guidance. It is providing full-year guidance for capital allocation.

Full-Year 2021 Capital Allocation
•Capital expenditures are planned to be about $4.0 billion.
•Dividends are expected to grow, subject to Board approval.
•Long-term debt maturities of $2.5 billion will be repaid when they come due.
•Effective tax rate is expected to be approximately 23.5%.
•The Company has no plans to repurchase shares or access the debt capital markets in 2021.

Contacts:
UPS Media Relations: 404-828-7123 or pr@ups.com
UPS Investor Relations: 404-828-6059 (option 2) or investor@ups.com

# # #

Conference Call Information

UPS CEO Carol Tomé and CFO Brian Newman will discuss fourth-quarter results with investors and analysts during a conference call at 8:30 a.m. ET, February 2, 2021. That call will be open to others through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.” Additional financial information is included in the detailed financial schedules being posted on www.investors.ups.com under “Financials” and as filed with the SEC as an exhibit to our Current Report on Form 8-K.

About UPS

UPS (NYSE: UPS) is one of the world’s largest package delivery companies with 2020 revenue of $84.6 billion, and provides a broad range of integrated logistics solutions for customers in more than 220 countries and territories. The company’s more than 540,000 employees embrace a strategy that is simply stated and powerfully executed: Customer First. People Led. Innovation Driven. UPS is committed to reducing its impact on the environment and supporting the communities we serve around the world. UPS also takes a strong and unwavering stance in support of diversity, equality, and inclusion. The company can be found on the Internet at www.ups.com, with more information at www.pressroom.ups.com and www.investors.ups.com.

Forward-Looking Statements

This release and our other filings with the Securities and Exchange Commission contain and in the future may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than those of current or historical fact, and all statements accompanied by terms such as “will,” “believe,” “project,” “expect,” “estimate,” “assume,” “intend,” “anticipate,” “target,” “plan,” and similar terms, are intended to be forward-looking statements. Forward-looking statements are made subject to the safe harbor provisions of the federal securities laws pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

From time to time, we also include written or oral forward-looking statements in other publicly disclosed materials. Such statements may relate to our intent, belief and current expectations about our strategic direction, prospects and future results, and give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any forward-looking statements because such statements speak only as of the date when made.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or anticipated results. These risks and uncertainties, include, but are not limited to: continued uncertainties related to the impact of the COVID-19 pandemic on our business and operations, financial performance and liquidity, our customers and suppliers, and on the global economy; changes in general economic conditions, in the U.S. or internationally; significant competition on a local, regional, national and international basis; changes in our relationships with our significant customers; changes in the regulatory environment in the U.S. or internationally; increased or more complex physical or data security requirements; legal, regulatory or market responses to global climate change; results of negotiations and ratifications of labor contracts; strikes, work stoppages or slowdowns by our employees; the effects of changing prices of energy, including gasoline, diesel and jet fuel, and interruptions in supplies of these commodities; changes in exchange rates or interest rates; uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; our ability to maintain our brand image; our ability to attract and retain qualified employees; breaches in data security; disruptions to the Internet or our technology infrastructure; interruptions in or impacts on our business from natural or man-made events or disasters including terrorist attacks, epidemics or pandemics; our ability to accurately forecast our future capital investment needs; exposure to changing economic, political and social developments in international and emerging markets; changes in business strategy, government regulations, or economic or market conditions that may result in impairment of our assets; increases in our expenses or funding obligations relating to employee health, retiree health and/or pension benefits; potential additional U.S. or international tax liabilities; potential claims or litigation related to labor and employment, personal injury, property damage, business practices, environmental liability and other matters; our ability to realize the anticipated benefits from acquisitions, dispositions, joint ventures or strategic alliances; our ability to realize the anticipated benefits from our transformation initiatives; cyclical and seasonal fluctuations in our operating results; our ability to manage insurance and claims expenses; and other risks discussed in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and subsequently filed reports. You should consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of predictions contained in such forward-looking statements. We do not undertake any obligation to update forward-looking statements to reflect events, circumstances, changes in expectations, or the occurrence of unanticipated events after the date of those statements.

Reconciliation of GAAP and non-GAAP Financial Measures

We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including "adjusted" compensation and benefits, operating expense, operating profit, operating margin, other income and (expense), income before income taxes, income tax expense, effective tax rate, net income and earnings per share. We also supplement the reporting of revenue, revenue per piece and operating profit with non-GAAP measures that exclude the period over period impact of foreign currency exchange rate changes, pension discount rate changes and hedging activities. Additionally, we periodically disclose free cash flow, free cash flow excluding discretionary pension contributions, and capital expenditures including principal repayments of finance lease obligations. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.”

We believe that these non-GAAP measures provide additional meaningful information to assist users of our financial statements in understanding our financial results and cash flows and assessing our ongoing performance, because they exclude items that may not be indicative of, or are unrelated to, our underlying operations and may provide a useful baseline for analyzing trends in our underlying businesses. These non-GAAP measures are used internally by management for business unit operating performance analysis, business unit resource allocation and in connection with incentive compensation award determinations.

Restructuring and Other Charges

Adjusted operating profit, operating margin, income before income taxes, net income and earnings per share exclude the impact of charges related to restructuring programs, including Transformation strategy costs and asset impairments.

Impact of Changes in Foreign Currency Exchange Rates and Hedging Activities

Currency-neutral revenue, revenue per piece and operating profit are calculated by dividing current period reported U.S. dollar revenue, revenue per piece and operating profit by the current period average exchange rates to derive current period local currency revenue, revenue per piece and operating profit. The derived amounts are then multiplied by the average foreign exchange rates used to translate the comparable results for each month in the prior year period (including the period over period impact of foreign currency hedging activities). The difference between the current period reported U.S. dollar revenue, revenue per piece and operating profit and the derived current period U.S. dollar revenue, revenue per piece and operating profit is the period over period impact of currency fluctuations.

Impact of Changes in Pension Discount Rates

Non-GAAP pension discount rate-neutral operating profit excludes the period over period impact of discount rate changes on pension service cost.

Pension discount rate-neutral operating profit is calculated by discounting the value of benefits attributable to employee service in the current period utilizing the prior year discount rate applicable to each of our company-sponsored defined benefit plans. The difference between this derived amount and the current period reported service cost is the period over period impact of pension discount rate movements on operating profit.

Mark-To-Market Pension and Postretirement Adjustments

We recognize changes in the fair value of plan assets and net actuarial gains and losses in excess of a 10% corridor for our pension and postretirement defined benefit plans immediately as part of other pension income (expense). We supplement the presentation of our income before income taxes, net income and earnings per share with non-GAAP measures that exclude the impact of gains and losses recognized in excess of the 10% corridor and the related income tax effects. We believe excluding these mark-to-market impacts provides important supplemental information by removing the volatility associated with short-term changes in market interest rates, equity values, and similar factors.

This adjusted net periodic benefit cost ($641 million in 2020 and $754 million in 2019) is comparable to the accounting for our defined benefit plans in our quarterly reporting under U.S. GAAP, utilizing the expected return on plan assets (7.70% in 2020 and 7.68% in 2019) and the discount rate used to determine net periodic benefit cost (3.55% in 2020 and 4.45% in 2019). The unadjusted net periodic benefit cost reflects the actual return on plan assets (12.54% in 2020 and 17.57% in 2019) and the discount rate used to measure the projected benefit obligation at the December 31 measurement date (2.87% in 2020 and 3.55% in 2019).

The deferred income tax effects of these mark-to-market pension and postretirement adjustments are calculated by multiplying the statutory tax rates applicable in each tax jurisdiction, including the U.S. federal jurisdiction and various U.S. state and non-U.S. jurisdictions, by the adjustments. The blended average of the applicable statutory tax rates in 2020 and 2019 was 24.0% and 23.9%, respectively.

Free Cash Flow and Adjusted Capital Expenditures

We calculate free cash flow as cash flows from operating activities less capital expenditures, proceeds from disposals of property, plant and equipment, and plus or minus the net changes in finance receivables and other investing activities. Free cash flow excluding discretionary pension contributions adds back any discretionary pension contributions made during the period. We believe free cash flow, free cash flow excluding discretionary pension contributions and free cash flow adjusted for principal repayments of finance lease obligations are important indicators of how much cash is generated by regular business operations and we use them as a measure of incremental cash available to invest in our business, meet our debt obligations and return cash to shareowners. Additionally, we believe that adjusting capital expenditures for principal repayments of finance lease obligations more appropriately reflects the overall cash that we have invested in capital assets.

Non-GAAP financial measures should be considered in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

Reconciliation of GAAP and Non-GAAP Income Statement
(in millions, except per share amounts):

Three Months Ended December 31, 2020

	As-Reported (GAAP)	Transformation & Other (1)	Defined Benefit Plans MTM Charges (2)	As-Adjusted (Non-GAAP)
Operating profit:
U.S. Domestic Package	$1,247	$132	$—	$1,379
International Package	1,148	12	—	1,160
Supply Chain & Freight	(228)	559	—	331
Total operating profit	$2,167	$703	$—	$2,870
Other income (expense)	(6,325)	—	6,484	159
Income (loss) before income taxes	(4,158)	703	6,484	3,029
Income tax expense (benefit)	(895)	44	1,555	704
Net income (loss)	$(3,263)	$659	$4,929	$2,325

Diluted earnings (loss) per share(3)	$(3.75)	$0.75	$5.63	$2.66
(1) Transformation & other of $703 million reflects goodwill and other asset impairment charges of $556 million related to the planned divestiture of UPS Freight, other employee benefits costs of $100 million and other costs of $47 million

(2) Represents mark-to-market losses recognized outside of a 10% corridor on company-sponsored pension and postretirement plans

(3) Does not total due to difference in weighted-average shares outstanding used to calculate diluted earnings per share

Twelve Months Ended December 31, 2020

	As-Reported (GAAP)	Transformation & Other (1)	Defined Benefit Plans MTM Charges (2)	As-Adjusted (Non-GAAP)
Operating profit:
U.S. Domestic Package	$3,891	$237	$—	$4,128
International Package	3,436	96	—	3,532
Supply Chain & Freight	487	571	—	1,058
Total operating profit	$7,814	$904	$—	$8,718
Other income (expense)	(5,840)	—	6,484	644
Income before income taxes	1,974	904	6,484	9,362
Income tax expense	547	94	1,555	2,196
Net income	$1,427	$810	$4,929	$7,166

Diluted earnings per share	$1.64	$0.93	$5.66	$8.23
(1) Transformation & other of $904 million reflects goodwill and other asset impairment charges of $556 million related to the planned divestiture of UPS Freight, other employee benefits costs of $211 million and other costs of $137 million

(2) Represents mark-to-market losses recognized outside of a 10% corridor on company-sponsored pension and postretirement plans

Note: Certain amounts may not compute due to rounding.

Reconciliation of GAAP and Non-GAAP Revenue, Revenue Per Piece, and Adjusted Operating Profit
(in millions, except per piece amounts):

Three Months Ended December 31,
	2020 As-Reported (GAAP)	2019 As-Reported (GAAP)	% Change (GAAP)	Currency Impact	2020 Currency Neutral (Non-GAAP)(1)	% Change (Non-GAAP)
Average Revenue Per Piece:
International Package:
Domestic	$7.08	$6.49	9.1%	$(0.29)	$6.79	4.6%
Export	28.24	28.56	(1.1)%	(0.71)	27.53	(3.6)%
Total International Package	$17.27	$16.63	3.8%	$(0.49)	$16.78	0.9%

Consolidated	$11.14	$10.32	7.9%	$(0.07)	$11.07	7.3%

Revenue:
U.S. Domestic Package	$15,744	$13,408	17.4%	$—	$15,744	17.4%
International Package	4,770	3,762	26.8%	(132)	4,638	23.3%
Supply Chain & Freight	4,382	3,398	29.0%	(16)	4,366	28.5%
Total revenue	$24,896	$20,568	21.0%	$(148)	$24,748	20.3%

(1) Amounts adjusted for period over period foreign currency exchange rate and hedging differences

	2020 As-Adjusted (Non-GAAP)(1)	2019 As-Adjusted (Non-GAAP)(1)	% Change (Non-GAAP)	Currency Impact	2020 As-Adjusted Currency Neutral (Non-GAAP)(2)	% Change (Non-GAAP)
As-Adjusted Operating Profit:
U.S. Domestic Package	$1,379	$1,207	14.3%	$—	$1,379	14.3%
International Package	1,160	809	43.4%	(33)	1,127	39.3%
Supply Chain & Freight	331	262	26.3%	6	337	28.6%
Total operating profit	$2,870	$2,278	26.0%	$(27)	$2,843	24.8%

(1) Amounts adjusted for transformation & other
(2) Amounts adjusted for transformation & other and period over period foreign currency exchange rate and hedging differences

Certain prior year amounts have been classified to confirm to the current year presentation.

Reconciliation of GAAP and Non-GAAP Revenue, Revenue Per Piece, and Adjusted Operating Profit
(in millions, except per piece amounts):

Twelve Months Ended December 31,

	2020 As-Reported (GAAP)	2019 As-Reported (GAAP)	% Change (GAAP)	Currency Impact	2020 Currency Neutral (Non-GAAP)(1)	% Change (Non-GAAP)
Average Revenue Per Piece:
International Package:
Domestic	$6.65	$6.51	2.2%	$(0.06)	$6.59	1.2%
Export	28.52	29.10	(2.0)%	(0.23)	28.29	(2.8)%
Total International Package	$16.99	$16.93	0.4%	$(0.14)	$16.85	(0.5)%

Consolidated	$10.94	$10.87	0.6%	$(0.02)	$10.92	0.5%

Revenue:
U.S. Domestic Package	$53,499	$46,493	15.1%	$—	$53,499	15.1%
International Package	15,945	14,220	12.1%	(129)	15,816	11.2%
Supply Chain & Freight	15,184	13,381	13.5%	92	15,276	14.2%
Total revenue	$84,628	$74,094	14.2%	$(37)	$84,591	14.2%

(1) Amounts adjusted for period over period foreign currency exchange rate and hedging differences

	2020 As-Adjusted (Non-GAAP)(1)	2019 As-Adjusted (Non-GAAP)(1)	% Change (Non-GAAP)	Currency Impact	2020 As-Adjusted Currency Neutral (Non-GAAP)(2)	% Change (Non-GAAP)
As-Adjusted Operating Profit:
U.S. Domestic Package	$4,128	$4,369	(5.5)%	$—	$4,128	(5.5)%
International Package	3,532	2,779	27.1%	(70)	3,462	24.6%
Supply Chain & Freight	1,058	1,002	5.6%	2	1,060	5.8%
Total operating profit	$8,718	$8,150	7.0%	$(68)	$8,650	6.1%

(1) Amounts adjusted for transformation & other
(2) Amounts adjusted for transformation & other and period over period foreign currency exchange rate and hedging differences

Certain prior year amounts have been classified to confirm to the current year presentation.

Reconciliation of Non-GAAP Pension Discount Rate-Neutral Operating Profit and Margin
(in millions):

Three Months Ended December 31,
	2020 As-Adjusted (Non-GAAP)(1)	2019 As-Adjusted (Non-GAAP)(1)	% Change (Non-GAAP)	Pension	2020 As-Adjusted Pension Discount Rate-Neutral (Non-GAAP)(2)	% Change (Non-GAAP)
As-Adjusted Operating Profit:
U.S. Domestic Package	$1,379	$1,207	14.3%	$61	$1,440	19.3%
International Package	1,160	809	43.4%	5	1,165	44.0%
Supply Chain & Freight	331	262	26.3%	7	338	29.0%
Total operating profit	$2,870	$2,278	26.0%	$73	$2,943	29.2%

	2020 As-Adjusted (Non-GAAP)(1)	2019 As-Adjusted (Non-GAAP)(1)	% Change (Non-GAAP)	Pension	2020 As-Adjusted Pension Discount Rate-Neutral (Non-GAAP)(2)	% Change (Non-GAAP)
As-Adjusted Operating margin:
U.S. Domestic Package	8.8%	9.0%	(0.2)%	0.3%	9.1%	0.1%
International Package	24.3%	21.5%	2.8%	0.1%	24.4%	2.9%
Supply Chain & Freight	7.6%	7.7%	(0.1)%	0.1%	7.7%	—%
Total operating margin	11.5%	11.1%	0.4%	0.3%	11.8%	0.7%

(1) Amounts adjusted for transformation & other
(2) Amounts adjusted for transformation & other and period over period impact of discount rates on pension service cost

Certain prior year amounts have been classified to confirm to the current year presentation.

Reconciliation of Non-GAAP Pension Discount Rate-Neutral Operating Profit and Margin
(in millions):

Twelve Months Ended December 31,
	2020 As-Adjusted (Non-GAAP)(1)	2019 As-Adjusted (Non-GAAP)(1)	% Change (Non-GAAP)	Pension	2020 As-Adjusted Pension Discount Rate-Neutral (Non-GAAP)(2)	% Change (Non-GAAP)
As-Adjusted Operating Profit:
U.S. Domestic Package	$4,128	$4,369	(5.5)%	$249	$4,377	0.2%
International Package	3,532	2,779	27.1%	17	3,549	27.7%
Supply Chain & Freight	1,058	1,002	5.6%	28	1,086	8.4%
Total operating profit	$8,718	$8,150	7.0%	$294	$9,012	10.6%

	2020 As-Adjusted (Non-GAAP)(1)	2019 As-Adjusted (Non-GAAP)(1)	% Change (Non-GAAP)	Pension	2020 As-Adjusted Pension Discount Rate-Neutral (Non-GAAP)(2)	% Change (Non-GAAP)
As-Adjusted Operating Margin:
U.S. Domestic Package	7.7%	9.4%	(1.7)%	0.5%	8.2%	(1.2)%
International Package	22.2%	19.5%	2.7%	0.1%	22.3%	2.8%
Supply Chain & Freight	7.0%	7.5%	(0.5)%	0.2%	7.2%	(0.3)%
Total operating margin	10.3%	11.0%	(0.7)%	0.3%	10.6%	(0.4)%

(1) Amounts adjusted for transformation & other
(2) Amounts adjusted for transformation & other and period over period impact of discount rates on pension service cost

Certain prior year amounts have been classified to confirm to the current year presentation.

Reconciliation of Adjusted Capital Expenditures and Free Cash Flow (Non-GAAP measures)
(in millions):

Twelve Months Ended December 31,

2020

Cash flows from operating activities (GAAP)	$10,459
Capital expenditures	(5,412)
Proceeds from disposals of PP&E	40
Net change in finance receivables	44
Other investing activities	(41)
Free cash flow (Non-GAAP)	$5,090
Principal repayments of finance lease obligations	(192)
Adjusted Free cash flow (Non-GAAP)	$4,898
Discretionary pension contributions	2,770
Adjusted Free cash flow (Non-GAAP) excluding discretionary pension contributions	$7,668

Capital expenditures	$5,412
Principal repayments of finance lease obligations	192
Adjusted Capital expenditures (Non-GAAP)	$5,604

Amounts are subject to reclassification.